Exhibit 99.5

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (In thousands, except share and per share amounts or unless otherwise noted)

The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements for the three-month interim periods ended March 31, 2006 and 2005, included as Exhibit 99.4 to this report, and the consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, including Critical Accounting Policies, included as Exhibits 99.3 and 99.2 to this report, respectively.

OVERVIEW

We derive our revenue from providing construction, engineering and facilities development operations to the oil, gas and power industries and government entities worldwide. In the quarter ended March 31, 2006, our revenue was primarily generated from operations in Canada, Nigeria, Oman and the United States. We obtain contracts for our work mainly by competitive bidding or through negotiations with long-standing or prospective clients. Contracts have durations from a few weeks to several months or in some cases more than a year.

We believe the fundamentals supporting the demand for engineering and construction services for the oil, gas and power industries indicate the market for our services will be strong in the mid- to long-term. We are encouraged by many positive developments in the markets that we serve. In addition to increased bid activity in several of our markets, we are optimistic about new oil and gas production developments in Canada and Mexico, both of which are attractive markets for our engineering and construction services. The move toward LNG is also expected to bring more opportunities to Willbros in North America and in the producing/exporting countries.

The engineering market in North America has become capacity constrained and we are being more selective, accepting assignments that offer higher margins, complement strategic objectives and position us for engineering, procurement and construction (“EPC”) assignments. We believe this heightened engineering activity is the precursor to higher levels of construction activity in North America. Numerous discussions and contract negotiations with potential customers regarding pipeline and station construction projects in North America, coupled with the increase in engineering assignments, support our belief that activity in North America should increase in 2006 and 2007. This belief is further substantiated by the 121% revenue increase for U.S. & Canada in the first quarter of 2006 as compared to the same quarter in 2005.

In December 2005, we sold $65,000 of 6.5% Senior Convertible Notes (the “6.5% Notes”) and in the first quarter of 2006 we sold an additional $19,500 of such notes under a purchase option with the initial purchasers bringing the aggregate principal amount of the 6.5% Notes to $84,500. We felt this was necessary to meet an increasing demand for working capital as our business ramped up to a $1.0 billion plus revenue run rate and to make it possible for the Company to take on additional work.

In January 2006 we sold the TXP-4 Plant in Opal, Wyoming and settled some other matters associated with related projects for cash of approximately $32,500 and re-invested the money in our core business. Although the TXP-4 Plant was profitable, we determined not to make this type of asset a core component of our business on a go-forward basis. In addition, the ownership and operations of the TXP-4 Plant presented some very real opportunities for us to have conflicts with our engineering and construction clients.

In January 2006, Randy Harl joined the Company as President, Chief Operating Officer and Director. In addition, our board of directors selected Mr. Harl to succeed Mr. Curran as Chief Executive officer in January 2007. Mr. Curran will continue to serve as Chairman of the Board of Directors in 2007.

Beginning in early 2006, attacks on Nigerian oil installations and the kidnapping of oil workers in the Niger Delta escalated with the emergence of a group calling themselves the Movement for the Emancipation of the Niger Delta (“MEND”). The crux of the Niger Delta conflict is the escalation of a longstanding troubled relationship between the Federal Government of Nigeria and the oil producing communities in the Niger Delta region, with the latter asserting that historically there has been inequitable sharing of Niger Delta oil revenue. In February 2006 we were directly impacted by these activities as nine of our employees were kidnapped and remained hostages until late March 2006. Some production operations in the Western Delta area are now shut in, having had the combined effect of elevating oil prices and interrupting or delaying projects we have underway in Nigeria. We are in negotiations with our clients in Nigeria to address these heightened security concerns and to mitigate the negative commercial impact of

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these recent events in Nigeria. While our clients have demonstrated an appreciation of our problems and a willingness to work with us on this combination of security concerns and commercial issues, the outcome of those negotiations is still uncertain, as is their ultimate effect on our revenue, operating results and cash flow. However, these events have negatively impacted our revenue, operating results and cash flow, and it is likely this negative impact will continue in the near term.

Given the risk profiles in some of our major markets, such as Latin America and West Africa, combined with the expanding opportunities in many of our other markets and the increased capital requirements the Company believes will be required to participate in the major expansion of the U.S. and international pipeline grid, the Company continues to engage investment bankers to assist in the evaluation of the Company’s strategic alternatives. These alternatives could include equity or debt financings as well as transactions that could result in strategic acquisition(s) and/or the sale of all or a portion of the Company.

The remainder of Management’s Discussion and Analysis of Financial Condition and Results of Operations contains references to only continuing operations unless noted otherwise. Information on discontinued operations for TXP-4 Plant, Venezuela and Nigeria is available in Note 2 “Discontinuance of Operations and Asset Disposal” in the Notes to Condensed Consolidated Financial Statements in Exhibit 99.4 of this Form 8-K.

Financial Summary

For the quarter ended March 31, 2006, we had a loss of $8,541 or $0.40 per share on revenue of $107,586. This compares to revenue of $43,443 in the same quarter in 2005, when we reported a loss of $8,732 or $0.41 per share.

Revenue of $107,586 for the first quarter of 2006 represents a $64,143 (148%) increase over the revenue for the same period in 2005. The $64,143 increase in revenue was primarily attributable to the United States & Canada segment. The International and the United States & Canada segments revenue increased $2,741 and $61,402, respectively, in the first quarter of 2006 as compared to the first quarter of 2005.

Contract costs increased $59,769 (143%) to $101,460 in the first quarter of 2006 as compared to the same quarter of 2005 due primarily to the activity increase in the United States & Canada segment. The 1.7 percentage point increase in contract margin in the first quarter of 2006 as compared to the first quarter of 2005 is primarily the result of an increase in the contract margins achieved on our United States & Canada projects. In the United States & Canada segment, contract margin was up 1.1 percentage points.

G&A expenses increased $1,326 (15%) to $10,407 in the first quarter of 2006 from $9,081 in the same quarter of last year due primarily to increased insurance cost (primarily D&O coverage) due to the 2005 investigation into matters that ultimately led to a separate SEC/DOJ investigation. See the paragraph “Restatement of Consolidated Financial Statements” in Note 1 included in Notes to Consolidated Financial Statements contained in Exhibit 99.3 of this report for additional details.

We recognized $255 of income tax benefit on $8,796 in loss from continuing operations before income taxes in the first quarter of 2006. The $1,607 decrease in income tax benefit in the first quarter of 2006 as compared to the first quarter of 2005 is primarily the result of increased profitability in the United States where the Company’s subsidiaries are taxed at a federal income tax rate of 34% and varying state income tax rates.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

In Exhibit 99.2 to this report, we identified and disclosed our significant accounting policies. Other than the adoption as of January 1, 2006, of SFAS No. 123(R), “Share Based Payments,” SFAS No. 151, “Inventory Costs,” SFAS No. 154, “Accounting Changes and Error Corrections,” and SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” the impact of which are discussed in Note 4 “New Accounting Pronouncements” in the Notes to Condensed Consolidated Financial Statements in Exhibit 99.4 of this Form 8-K. There have been no changes to our significant accounting policies during the three-month period ended March 31, 2006.

OTHER FINANCIAL MEASURES

EBITDA

We use EBITDA (earnings from continuing operations before net interest, income taxes, depreciation and amortization) as part of our overall assessment of financial performance by comparing EBITDA from

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continuing operations between accounting periods. We believe that EBITDA from continuing operations is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in businesses similar to ours. EBITDA from continuing operations for the three months ended March 31, 2006 was $(4,155) as compared to $(7,211) for the same period in 2005, a $3,056 (42%) improvement.

A reconciliation of EBITDA from continuing operations to GAAP financial information follows:

	Three Months Ended March 31,
	2006	2005
Net loss from continuing operations	$(8,541)	$(8,732)
Interest, net	1,636	548
Income tax benefit	(255)	(1,862)
Depreciation and amortization	3,005	2,835

EBITDA from continuing operations	$(4,155)	$(7,211)

Backlog

We define anticipated contract revenue as backlog when the award of a contract is reasonably assured, generally upon the execution of a definitive agreement or contract. Anticipated revenue from post-contract award processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas, is not added to backlog until realization is reasonably assured. Backlog as of March 31, 2006 was $347,330 compared to $240,373 at December 31, 2005.

RESULTS OF OPERATIONS

Our contract revenue and contract costs are significantly impacted by the capital budgets of our clients and the timing and location of development projects in the oil, gas and power industries worldwide. Contract revenue and cost variations by country from year to year are the result of (a) entering and exiting work countries; (b) the execution of new contract awards; (c) the completion of contracts; and (d) the overall level of demand for our services.

Our ability to be successful in obtaining and executing contracts can be affected by the relative strength or weakness of the U.S. dollar compared to the currencies of our competitors, our clients and our work locations.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Contract Revenue

Contract revenue increased $64,143 (148%) to $107,586 due to increases in both International and United States & Canada segments. A quarter-to-quarter comparison of revenue is as follows:

	Three Months Ended March 31,
	2006	2005	Increase	Percent Change
United States & Canada	$98,595	$37,193	$61,402	165%
International	8,991	6,250	2,741	44%

Total	$107,586	$43,443	$64,143	148%

United States & Canada revenue increased $61,402 as a result of a $32,008 increase in Canada and increased construction and engineering activity in the United States of $29,394.

International revenue increased $2,741 primarily because of increased work in Oman in the first quarter of 2006 compared to the first quarter of 2005.

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Contract Income

Contract income increased $4,374 (249.7%) to $6,126 in the first quarter of 2006 as compared to the same quarter in 2005. A quarter-to-quarter comparison of contract income is as follows:

	Three Months Ended March 31,
	2006	% of Revenue	2005	% of Revenue	Increase	Percent Change
United States & Canada	$4,710	4.8%	$1,381	3.7%	$3,329	241.1%
International	1,416	15.7%	371	5.9%	1,045	281.7%

Total	$6,126	5.7%	$1,752	4.0%	$4,374	249.7%

United States & Canada contract income increased $3,329 and contract margin increased 1.1 percentage points during the first quarter of 2006 as compared to the same quarter in 2005. The increase in contract income is due primarily to increased segment revenue.

International contract income increased $1,045 and contract margins increased 9.8 percentage points in the first quarter of 2006 as compared to the same quarter in 2005. This increase is primarily related to improved efficiency associated with projects in Oman.

Other Operating Expenses

Depreciation and amortization increased $170 (6%) in the first quarter of 2006 as compared to the same period in 2005 primarily due to depreciation of new capital additions.

G&A expenses increased $1,326 (15%) to $10,407 in the first quarter of 2006 from $9,081 in the same quarter of last year due primarily to increased insurance cost (primarily D&O coverage) due to the 2005 investigation into matters that ultimately led to a separate SEC/DOJ investigation. See the paragraph “Restatement of Consolidated Financial Statements” in Note 1 included in Notes to Consolidated Financial Statements contained in Exhibit 99.3 of this report for additional details.

Non-Operating Items

Interest – net increased to an expense of $1,636 in the first quarter of 2006 from an expense of $548 in the same quarter last year due to additional interest expense related to the issuance of the 6.5% Notes. Other income – net increased to $126 in the first quarter of 2006 from $118 in the same quarter of last year.

We recognized $255 of income tax benefit on $8,796 in loss from continuing operations before income taxes in the first quarter of 2006. The $1,607 tax benefit decrease in the first quarter of 2006 resulted primarily from increased profitability in the United States where the Company’s subsidiaries are taxed at a federal income tax rate of 34% and varying state income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

Capital Requirements

Our primary requirements for capital are to acquire, upgrade and maintain equipment, provide working capital for current projects, finance the mobilization of employees and equipment to new projects, establish a presence in countries where we perceive growth opportunities and finance the possible acquisition of new businesses and equity investments. Historically, we have met these capital requirements primarily from operating cash flows, borrowings under our credit facility and debt and equity financings.

Working Capital

Cash, cash equivalents and restricted cash increased $5,180 (9%) to $61,113 at March 31, 2006 from $55,933 at December 31, 2005. Continuing operations provided net cash, including restricted cash, of $9,492 during the quarter. Discontinued operations used net cash of $4,352. The first quarter of 2006 cash increase from continuing operations was primarily attributable to $19,500 of proceeds from the issuance of additional 6.5% Notes, partially offset by other financing activities, which used $4,919. Net capital expenditures used $3,355 and operating activities used $1,734.

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Working capital increased $33,235 (28.5%) due primarily to the following: cash increased $5,180; accounts receivable and contract cost and recognized income not yet billed decreased $4,790; prepaid expenses increased $7,896; notes payable increased $7,712; and net assets of discontinued operations increased $33,425.

Cash flows from operating activities of continuing operations improved by $15,695 compared to the same period in 2005, to a negative cash flow of $1,734 from a negative cash flow of $17,429.

2.75% Convertible Senior Notes

On March 12, 2004, the Company completed a primary offering of $60,000 of 2.75% Convertible Senior Notes (the “2.75% Notes”). On April 13, 2004, the initial purchasers of the 2.75% Notes exercised their option to purchase an additional $10,000 aggregate principal amount of the notes. Collectively, the primary offering and purchase option of the 2.75% Notes totaled $70,000. The 2.75% Notes are general senior unsecured obligations. Interest is paid semi-annually on March 15 and September 15 and payments began on September 15, 2004. The 2.75% Notes mature on March 15, 2024 unless the notes are repurchased, redeemed or converted earlier. The holders of the 2.75% Notes may, under certain circumstances, convert the notes into shares of the Company’s common stock at an initial conversion ratio of 51.3611 shares of common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $19.47 per share resulting in 3,595,277 shares at March 31, 2006). The notes will be convertible only upon the occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of the Company’s common stock exceeds 120% of the then current conversion price, or $23.36 per share, based on the initial conversion price.

On September 22, 2005, the Company entered into an amendment of the indenture with holders of the 2.75% Notes (the “Indenture Amendment”). The Indenture Amendment extended the initial date on or after which the 2.75% Notes may be redeemed by the Company to March 15, 2013 from March 15, 2011. In addition, a new provision was added to the Indenture which requires the Company, in the event of a “fundamental change” which is a change of control event in which 10% or more of the consideration in the transaction consists of “cash,” to make a “coupon make-whole payment” equal to the present value (discounted at the U.S. treasury rate) of the lesser of (a) two years of scheduled payments of interest on the 2.75% Notes or (b) all scheduled interest on the 2.75% Notes from the date of the transaction through March 15, 2013.

6.5% Senior Convertible Notes

On December 22, 2005, the Company entered into a purchase agreement (the “Purchase Agreement”) for a private placement of $65,000 aggregate principal amount of its 6.5% Senior Convertible Notes due 2012 (the “6.5% Notes”). The private placement closed on December 23, 2005. The net proceeds of the offering were used to retire existing indebtedness and provide additional liquidity to support working capital needs for our current level of operations. During the first quarter of 2006, the initial purchasers of the 6.5% Notes exercised their options to purchase an additional $19,500 of the 6.5% Notes, bringing the aggregate principal amount of the private placement to $84,500. The 6.5% Notes are general senior unsecured obligations. Interest is to be paid semi-annually on June 15 and December 15, beginning June 15, 2006.

The 6.5% Notes are convertible into shares of the Company’s common stock at a conversion rate of 56.9606 shares of common stock per $1,000.00 principal amount of notes (representing a conversion price of approximately $17.56 per share resulting in 4,813,171 shares at March 31, 2006) subject to adjustment in certain circumstances.

2004 Credit Facility

On March 12, 2004, the existing $125,000 June 2002 credit agreement was amended, restated and increased to $150,000 (the “2004 Credit Facility”). The 2004 Credit Facility matures on March 12, 2007. The 2004 Credit Facility may be used for standby and commercial letters of credit, borrowings or a combination thereof. Borrowings are limited to the lesser of 40% of the borrowing base or $30,000 and are payable at termination on March 12, 2007. Interest is payable quarterly at a base rate plus a margin ranging from 0.75% to 2.00% or on a Eurodollar rate plus a margin ranging from 1.75% to 3.00%. The 2004 Credit Facility is collateralized by substantially all of the Company’s assets, including stock of the Company’s principal subsidiaries, prohibits the payment of cash dividends and requires the Company to maintain certain financial ratios. The borrowing base is calculated using varying percentages of cash, accounts receivable, accrued revenue, contract cost and recognized income not yet billed, property, plant and equipment, and spare parts.

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During the period from August 6, 2004 to June 14, 2006, the Company entered into various amendments and waivers to the 2004 Credit Facility with its syndicated bank group to waive non-compliance with certain financial and non-financial covenants. Among other things, the amendments provided that (1) certain financial covenants and reporting obligations were waived and/or modified to reflect the Company’s current and anticipated future operating performance, (2) the ultimate reduction of the facility to $70,000 for issuance of letter of credit obligations only, and (3) a requirement for the Company to maintain a minimum cash balance of $15,000.

As of March 31, 2006, there were no borrowings under the 2004 Credit Facility and there were $46,311 in outstanding letters of credit, of which $32,420 relate to discontinued operations.

Liquidity

We believe that cash flows from operations and the net proceeds from the sales of the 6.5% Notes and the TXP-4 Plant will be sufficient to finance working capital and capital expenditures for our normal ongoing operations at our present level of activity. Capital expenditures for equipment for 2006 are estimated at $25,000. We believe that while there are numerous factors that could and will have an impact on our cash flow, both positively and negatively, the vast majority of which, should they occur, could be funded from our future operations and existing cash balances. We are in the process of obtaining a new credit facility to replace the 2004 Credit Facility that expires March 12, 2007. However, since February 18, 2006, attacks on oil installations and the kidnapping of oil workers in the Niger Delta have escalated with the emergence of a group calling itself MEND. Some production operations in the Western Delta area are now shut in, having had the combined effect of elevating oil prices and interrupting or delaying projects we have in progress in that market. We are in negotiations with our clients in Nigeria to address these heightened security concerns and to mitigate the commercial impacts on us from these recent events in Nigeria. While our clients have demonstrated an appreciation of our problems and a willingness to work with us on this combination of security concerns and commercial issues, the outcome of those negotiations is still uncertain as is their ultimate effect on our revenue, operating results and our cash flow. However, these events have negatively impacted our revenue, operating results and cash flow and it is likely this negative impact will continue in the near term. In addition, should the DOJ, SEC or OFAC, as a result of their investigations, criminally charge the Company or otherwise levy material civil and/or criminal fines or penalties against the Company or the Company is unable to obtain a new credit facility to replace the 2004 Credit Facility, these events could have a material adverse effect on the Company’s liquidity and operations. For a discussion of these and other events which could cause actual results to differ from our expectations and a discussion of risk factors that could impact cash flow, please refer to the section entitled “Risk Factors” contained in Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Contractual Obligations

As of March 31, 2006, we had $154,500 of outstanding debt related to the convertible notes.

Other contractual obligations and commercial commitments, as detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2005, did not materially change outside of payments made in the normal course of business.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 4 “New Accounting Pronouncements” in the Notes to the Condensed Consolidated Financial Statements in Exhibit 99.4 of this Form 8-K for a summary of recently issued accounting standards.

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